Exhibit 10.7

October 4, 2021

Sam Backenroth

Re: Employment Offer

Dear Sam:

I am pleased to offer you employment with Vascular Biogenics Ltd. d/b/a VBL Therapeutics (or its applicable affiliate, the “Company”). The initial terms of your employment, should you accept this offer, are set forth below (the “Agreement”).

1. Position. Your position will be Chief Financial Officer reporting to the Chief Executive Officer (“CEO”) of the Company. You will have such duties, authorities and responsibilities as the CEO determines, which duties, authority, and responsibilities shall be consistent with your position. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) without the prior, written consent of the CEO or the Board of Directors of Company including any applicable committee thereof (“Board”); provided that you may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the performance of your duties to the Company. For the avoidance of doubt, the Company acknowledges that it shall not be a violation of this provision for you to continue, from time to time, engaging in services for Orphion Therapeutics, Inc. (the “Oprhion Services”), provided that the Orphion Services do not compete, conflict or interfere with the performance of your services to the Company or otherwise violate your Restrictive Covenant Obligations (as defined below).

2. Start Date. The first day of your employment for purposes of this Agreement will be October 4, 2021 unless another date is mutually agreed to by you and the Company (such actual first day of employment, the “Start Date”).

3. Salary. Initially, the Company will pay you a base salary at the rate of US $410,000 annually. Your base salary will be reviewed annually and subject to upward adjustment at the Company’s discretion. However, your base salary may not be decreased other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. Your base salary in effect from time to time is referred to herein as the “Base Salary.” The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and shall be subject to applicable deductions and withholdings.

4. Annual Bonus. You will be eligible for an annual cash bonus of up to 40% of your Base Salary (the “Target Bonus”) based on the achievement by Company and you of performance goals established annually by the Board; provided that, depending on results, your actual bonus may be higher or lower than the Target Bonus, as determined by the Board. The criteria for any bonus, whether a bonus is awarded, and the amount of any bonus each shall be determined by the Company in its sole discretion. The Target Bonus is subject to change. To earn any bonus, you must be employed with the Company on the date the bonus is paid.

5. Equity. Subject to the approval of the Board (including any applicable committee thereof), and as a material, express condition of any and all of the terms and conditions of this Agreement, you will be granted an option (the “Option”) to purchase such number of common shares of Vascular Biogenics Ltd. as is equal to 0.35% of the fully diluted shares outstanding, subject in all respects to the applicable option plan and the associated option agreement (the “Equity Documents”). As of the date hereof, that would amount to approximately 305,537 shares. The exact amount of shares subject to the Option will be determined by the Board in good faith as of October 4, 2021. In addition, you will be entitled to be considered, along with other members of management, for additional annual grants, ordinarily allocated by the Compensation Committee of the Board in December of each year. With respect to the first such annual grant, you will be allocated an additional option covering shares equivalent to 0.15% of the fully diluted shares outstanding of the Company.

6. Signing Bonus. At the first regular pay period after your Start Date, the Company will pay you a signing bonus of US$100,000.00 (the “Signing Bonus”). If your employment is terminated by the Company for Cause (as defined in Section 10) or by you without Good Reason, in either event within the 9 month period immediately following the Start Date, you agree to repay the Signing Bonus in full to the Company by no later than 10 days following the last day of your employment with the Company. “Good Reason” means (i) a diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company or (ii) a change of more than 50 miles in the geographic location of the principal Company office to which you report (not including any change from remote to in-person work, or vice versa, in connection with the COVID-19 pandemic) , (iii) any material breach by the Company of any material provision of this Agreement or any other material agreement between you and the Company; (iv) a material, adverse change in your title, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), in any such case (with respect to (iv)) or (v) a material adverse change in the reporting structure applicable to you, so long as (in each case, (i) through (v)) you provide written notice to the Chief Executive Officer of the event constituting Good Reason within thirty (30) days following the initial occurrence of any such event and the Company fails to cure such event within 30 days after the date you provide such notice.

7. Benefits. You will be eligible for the employee benefits the Company provides to employees from time to time, subject to the terms and conditions of the Company’s benefit plans and other applicable policies. Paid holidays and paid time off shall be made available to you in accordance with, and subject to the conditions of, Company policies applicable to officers of the Company, as in effect from time to time as determined by the Company. You understand that the Company has not previously had employees in the United States and as a result has no benefit plans currently designed for US employees. The Company intends to institute benefits as soon as practicable, at a level commensurate for executives at similarly situated biotechnology companies in the US. The Company anticipates that such benefits shall include a 401(k) plan, health insurance and other benefits. Until such time as the Company institutes a group health insurance plan in connection with which the Company pays at least eighty percent (80%) of the monthly premiums (at which time the Health Stipend (as defined below) shall immediately expire), the Company will pay eighty percent (80%) of the monthly insurance premiums for industry standard and documented health insurance coverage approved by the Company (such approval not to be unreasonably withheld) (the “Health Stipend”). You will be responsible for the remaining portion of such premiums. You and the Company agree to work collaboratively to obtain such coverage. You acknowledge that the Health Stipend may constitute taxable income to you, subject to applicable law.

8. Termination of Employment; Accrued Obligations; Resignation(s) in Connection with Termination. Either you or the Company may terminate your employment at any time and for any reason, and with or without cause, provided that the terminating party must provide the non-terminating party with at least sixty (60) days’ written notice (the “Notice Period”). The terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its discretion. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed and (iii) the value based on your then current salary of any accrued but unused paid time off, if the Company has an accrual paid time off policy as of the Date of Termination (the “Accrued Obligations”). In connection with the termination of your employment for any reason, you agree to resign from any officer position or other position you have with the Company or any Company affiliate, effective as of the Date of Termination, and execute any document reasonably requested by the Company to effectuate such resignation(s).

9. Severance. In the event the Company terminates your employment without Cause (as defined below) or you resign your employment with Good Reason (as defined above) and in either case provided you (i) enter into, do not revoke and comply with the terms of a separation agreement and release in the form provided by the Company which shall include, without limitation, a general release of claims against the Company and related persons and entities and mutual (which means that you will agree not to disparage the Company and related persons and entities, and the Company will agree to instruct its C- Suite executes not to disparage you) nondisparagement obligations (the “Release”) within the time period provided in the Release but in no event later than 60 days after the Date of Termination (the “Release Requirement”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) comply with the Restrictive Covenant Agreement (as defined below), then in addition to the Accrued Obligations and in lieu of the Notice Period, the Company will provide you with the following “Severance Benefits”:

(a) continuation of your Base Salary as of the Date of Termination for the twelve month period that immediately follows the Date of Termination (the “Salary Continuation Payments,” and such period, the “Severance Period”); provided in the event you breach any of the Restrictive Covenant Obligations (as defined below), all payments of the Salary Continuation Payments shall immediately cease; and

(b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earliest of (i) the end of the Severance Period; (ii) the date you become eligible for health benefits through another employer or (iii) the date you otherwise become ineligible for COBRA. You authorize the deduction of the employee portion of the COBRA payments from the Salary Continuation Payments. You agree to promptly notify the Company of your eligibility for health benefits from another employer and to respond promptly to any COBRA-related requests from the Company; and

(c) any vested equity rights and vested retirement benefits if any, to which you may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall you be entitled to any payments in the nature of severance or termination payments except as specifically provided herein..

The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Salary Continuation Payment is considered a separate payment.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you without Good Reason, or due to your death or Disability , you will be entitled to the Accrued Obligations but not to the Severance Benefits. For purposes of this Agreement, “Disability” shall mean a condition for which benefits are payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to you by Company or, if no such coverage is then being provided, the inability of you to perform the essential functions of your position under this Agreement, even with Company’s reasonable accommodation, for a period of at least 100 consecutive days as certified by a physician chosen by the Company and reasonably acceptable to you. For the avoidance of doubt, nothing in this Agreement alters the Company’s or your obligations under applicable law. .

10. Cause. “Cause” means: (i) your engagement in material misconduct with respect to any of your duties or responsibilities, including without limitation unlawful harassment and misappropriation of material funds or material property of the Company or any of its affiliates; (ii) your commission of, indictment for, conviction of or plea of guilty or nolo contendere with respect to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or its affiliates if you were retained in your position; (iv) continued intentional refusal to perform any of your material responsibilities hereunder that are typical of those assigned to a CFO of a business of similar size in the same industry as the Company (other than by reason of your physical or mental illness, incapacity or disability); (v) a breach by you of the Restrictive Covenant Agreement or any other confidentiality or restrictive covenant obligation you have to the Company or any Company affiliate; or (vi) a material violation by you of any of the Company’s written employment policies. Termination for Cause must be effected, if at all, within 90 days of the discovery by Company of any event constituting Cause or else such event shall be waived by the Company as a basis for Cause. Termination for Cause shall only exist under subparts (iv) and (vi) of this Section 10 if the Company provides you written notice of the event constituting Cause within thirty (30) days following the date of the initial occurrence of any such event and you fail to cure such event within 30 days after the date Company provides such notice.

11. Confidential Information and Other Restricted Activities. As a condition of the commencement of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached hereto. The Restrictive Covenant Agreement, along with any other confidentiality and restrictive covenant obligation you have to the Company or any of its affiliates, are referred to as the “Restrictive Covenant Obligations.” You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

12. Obligations to Third Parties. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations (including with respect to noncompetition, nonsolicitation, invention assignment and the nondisclosure of confidential information) that would or may prohibit or materially inhibit you from performing your duties for the Company. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer. You further agree that you will not disclose or use confidential information of any former employer or other third party and that you will respect any other restrictive covenant obligation you have to any former employer or other third party.

13. Section 409A; Taxes. It is intended that the benefits provided under this letter and the Restrictive Covenant Agreement shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this letter and the Restrictive Covenant Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter or the Restrictive Covenant Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), the Board, or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter or the Restrictive Covenant Agreement. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

14. Interpretation and Enforcement. This Agreement, including the Restrictive Covenant Obligations and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, except as are expressly contained herein. Except as may otherwise be expressly provided in the Restrictive Covenant Obligations or the Equity Documents, (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law; (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute, and (iii) you and the Company waive any right to trial by jury with respect to such Dispute.

15. Assignment. You may not make any assignment of this Agreement or any interest in it. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Obligations) without your consent to any subsidiary, affiliate or to any other person or entity. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16. Miscellaneous. This Agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company, unless agreed to in writing by you and the Chief Executive Officer or the Chairperson of the Board. This Agreement may be executed in two or more counterparts, including by the use of PDFs, each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Legal Fees for Negotiation of the Agreement. You shall be reimbursed for Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $7,500.00, provided that, any such payment shall be made on or before December 31, 2021.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter and the signed Restrictive Covenant Agreement by September 30, 2021.

VASCULAR BIOGENICS LTD. d/b/a VBL THERAPEUTICS

By:	/s/ Dror Harats
Dror Harats, M.D.
President and CEO

I have read and accept this employment offer:

/s/ Sam Backenroth
Sam Backenroth

Date: 10/4/2021

Enclosure:	Restrictive Covenant Agreement

FORM OF

Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement

In consideration and as a condition of the commencement of my employment by Vascular Biogenics Ltd. d/b/a VBL Therapeutics (including its subsidiaries and other affiliates and its and their successors and assigns, the “Company”), I enter into this Employee Confidentiality, Assignment and Noncompetition Agreement (the “Agreement”) and agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational, technological scientific information, including plans, specifications, manuals, forms, templates, software, pre- clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other Developments (as defined below), know-how and trade secrets; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information identified to me as received under a contractual obligation to maintain its confidence by the Company from its customers, suppliers or other third parties. For purposes hereof, a “business partner” of the Company means any entity that has a contractual relationship with the Company or with whom the Company is negotiating a contractual relationship.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of proprietary information. I agree to be bound by the terms of such agreements made available to me in the event I have access to such proprietary information. I understand that the Company strictly prohibits me from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with my employment. In addition, I agree not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.

4. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment which meet the definition of Company Developments below. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in and to all Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, if there are any inventions or improvements relevant to the subject matter of my employment by the Company that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”), I have set forth on Exhibit A attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which I am named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), I have also listed those Other Patent Rights on Exhibit A. If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent. I will not, without the Company’s prior written consent, incorporate into any Company product or otherwise deliver to the Company any software code that is subject to any license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing or distribution of such Company product or any source code owned or licensed by the Company (e.g., software code licensed under the GNU GPL, LGPL or AGPL).

This Agreement does not obligate me to assign to the Company any Development that is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engagedor is actively planning to be engaged, and does not result from the use of premises or equipment owned or leased by the Company. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee (including, without limitation, pursuant to the applicable statutory provision for my state of employment set forth in Exhibit B, if any), this Section 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

5. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all Company property and equipment in my possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

6. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after my employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights therein. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development, including any Intellectual Property Rights therein.

7. Nonsolicitation and Noncompetition.

In order to protect the Company’s Proprietary Information and goodwill, during my employment and for a period of: (i) one (1) year following the date of the cessation of my employment with the Company (the “Last Date of Employment”), ( “Restricted Period”):

(a) I shall not, directly or indirectly, in any manner, other than for the benefit of the Company, solicit or transact any Competitive Services (as defined below) with (i) any customers of the Company or (ii) any of its vendors which would result in its material decrease in products or services to Company. For purposes of this Agreement, (i) customers shall include then current customers to which the Company provided products or services during the twelve months prior to the Last Date of Employment (the “One Year Lookback”) and customer prospects that the Company solicited during the One Year Lookback, and (ii) vendors shall include then current vendors and vendors that provided services to or in connection with the Company during the One Year Lookback provided that, for purposes of this Section, customers and vendors shall be limited to those which, in the course of the last three (3) years of my employment, I had significant contact with or learned confidential information about.

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(b) I shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

(c) I shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the United States or in any other country in which the Company does business, perform services which are the same as or similar to those types of services which I conducted or provided to the Company within the last 24 months of my employment. for any business that engages in Competitive Services. Competitive Services shall mean develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates, has under development or that were the subject of active planning at any time during my employment and which remain in active planning or development after my employment ends (“Competitive Services”).

8. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 4, I also assign to the Company (or any of its nominees) all rights that I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies at the time of my creation of such Development.

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. I further acknowledge that a court may render an award extending the Restricted Period as one of the remedies in the event of my violation of this Agreement.

11. Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

12. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, subject to the terms and conditions of that certain letter agreement between Company and me extending an offer of employment to me with Company, and unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

13. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

14. Notice of Resignation. If I elect to resign from my employment with the Company, I agree to provide the Company with written notification of my resignation at least two (2) weeks prior to my intended resignation date. Such notice shall include information in reasonable detail about my post-employment job duties and other business activities, including the name and address of any subsequent employer and/or person or entity with whom or which I intend to engage in business activities during the Restricted Period and the nature of my job duties and other business activities. The Company may elect to waive all or part of the two (2) week notice period in its sole discretion.

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15. Post-Employment Notifications. During the Restricted Period, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16. Disclosures During Restricted Period. I will provide a copy of this Agreement to any person or entity with whom I may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period.

17. Waiver. No waiver of any of my obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require my performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

19. Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed under the laws of such state. I hereby consent to personal jurisdiction of the state and federal courts situated within such state for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

20. Independence of Obligations. My obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to me. The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit my obligations under this Agreement.

21. Protected Disclosures. The Company agrees that nothing contained in this Agreement shall be construed to limit my right to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. I also understand that nothing in this Agreement shall be construed to limit my right to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

22. Defend Trade Secrets Act of 2016. The Company agrees that, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

23. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and me with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between the Company and me with respect to the subject matter hereof, but does not in any way merge with or supersede any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into by the Company and me, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and me.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument.

EMPLOYEE

Signed:

Type or print name:

Date:

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EXHIBIT A

To:	COMPANY

From:

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

“

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